UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 12, 2011

Williams Partners L.P.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-32599	20-2485124
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Williams Center, Tulsa, Oklahoma		74172-0172
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(918) 573-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2011, Laura A. Sugg was elected to serve on the Board of Directors (the "Board") of Williams Partners GP LLC (the "General Partner"), the general partner of Williams Partners L.P. (the "Partnership"). Ms. Sugg will serve on the Audit Committee of the Board.

There is no arrangement or understanding between Ms. Sugg and any other persons pursuant to which she was selected as a director. There are no relationships between Ms. Sugg and the General Partner, the Partnership or its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Ms. Sugg will participate in the director compensation policy adopted by the Board on November 29, 2005, as revised on November 30, 2010 (the "Policy"). The following is a summary of the provisions of the Policy applicable to Ms. Sugg. Subject to the proration provisions of the Policy, members of the Board who are not officers or employees of the General Partner or its affiliates (each a "Non-Employee Director) each receive a bi-annual compensation package consisting of the following, which amounts are paid on September 1 and March 1: (a) $45,000 cash; and (b) $2,500 cash for service on the Audit Committee of the Board. If a Non-Employee Director’s service on the Board commences between September 1 and prior to the final day of February or on or after March 1 and prior to August 31, the Non-Employee Director will receive a prorated bi-annual compensation package. In addition to the bi-annual compensation package, each Non-Employee Director receives a one-time cash payment of $25,000 on the date of first election to the Board. Each Non-Employee Director is also reimbursed for out-of-pocket expenses in connection with attending meetings of the Board or its committees and attending education programs relevant to duties as a member of the Board. A copy of the Policy, as revised, was filed as Exhibit 10.8 to the Partnership’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission on February 24, 2011.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS PARTNERS L.P.

By: Williams Partners GP LLC, its General Partner

By: /s/ William H. Gault
William H. Gault
Assistant Corporate Secretary

Dated: December 15, 2011